EXHIBIT 10.2

To: Keith Richard	Date: Feb. 21.2002
Cc:	Harry Brayne, John Fitzgerald
From:	Fred Moore
Horison, Inc.

Sub:	Horison, Inc. Services Agreement

Keith, thanks for hosting me at the BakBone offices in San Diego on Feb. 13th. I found the day extremely informative as I gained a greater understanding of the impressive suite of backup and recovery services you offer. The BakBone solutions are well positioned to address the growing demand for backup/recovery technologies for the Unix, NT, and Linux markets. As a result of my visit and interest to continue to work with BakBone Software in a variety of roles, I am proposing the services agreement outlined below for your review.

Regards,

Fred Moore

SERVICES AGREEMENT

I.    General Services Agreement (performed by Horison, Inc.)

Horison, Inc. President Fred Moore will provide the following activities as outlined below.

•	Lead the internal process and development activity of the BakBone strategic plan

•	Assist as appropriate with investment community activities including analysts, Bankers and financial institutions

•	Assist BakBone in recruiting key personnel

•	Produce a competitive positioning scenario for the backup/recovery industry highlighting strengths, weaknesses, opportunities and threats, product positioning and develop a positioning statement for BakBone

•	Chair the BakBone strategic advisory board and assist in member selection where appropriate

•	Terms:

–Duration of this agreement will be from Mar. 1, 2002 to Mar. 1, 2003

–The fee for these services will be $6000 per month plus travel expenses paid within 30 days of invoice to Horison, Inc.

–A 30 day written notice must be given by either party regarding termination of this agreement

II.    Governance Board

Fred Moore of Horison, Inc will also become a member of the BakBone Board of Directors for a period of one year renewable annually. The Board of Directors will meet in person or via teleconference up to six times per year. This position will include a cash fee of $1000 per meeting plus travel expenses. In addition, BakBone will grant stock options to Fred Moore in the amount of 100,000 shares at market value at the time of acceptance of this agreement.

III.    Conflict of Interest

This agreement indicates that BakBone Software fully understands that Horison, Inc. President Fred Moore is an industry analyst and serves as Editor-in-chief of Computer Technology Review magazine. In these roles, Fred

Moore is free to consult with and write articles covering companies that may be in direct competition with BakBone Software. This agreement will not restrict Fred Moore’s ability to work with any company he chooses and waives any and all conflict-of-interest requirements.

This agreement may be terminated by any either party with 30 days written notice.

/s/ FRED MOORE Horison Inc. Fred Moore	BakBone Software

Date: 3/13/02